Exhibit 99

News Release

Contact:    Joseph Bower
Treasurer
(814) 765-9621

CNB FINANCIAL ANNOUNCES DIVIDEND INCREASE AND SPECIAL DIVIDEND PAYOUT
CLEARFIELD, PENNSYLVANIA – November 13, 2002

The Board of Directors of CNB Financial Corporation has announced the declaration of a 27 cents per share quarterly dividend payable on December 16, 2002 to shareholders of record on December 4, 2002. This represents an increase of 1 cent over the prior quarter’s dividend of 26 cents per share.

In addition to the regular dividend, the Corporation is pleased to share this year’s exceptional earnings growth with our shareholders in the form of a special dividend. The special dividend will be 15 cents per share payable on December 26, 2002 to shareholders of record on December 4, 2002.

With the increased quarterly dividend and special dividend, the dividends to be paid in 2002 will total $1.18 per share compared to the total of $0.93 per share paid in 2001, representing a 26.9% increase.

CNB Financial Corporation is a $660 million bank holding company headquartered in Clearfield, PA. It conducts business principally through County National Bank whose market area includes twenty convenient office locations in six counties of Pennsylvania.

For further information regarding the stock of CNB Financial Corporation, please call (814) 765-9621, County National Bank Stock Transfer Department or contact any brokerage firm. The identifying symbols for this security is CCNE.

County National Bank’s website is www.bankcnb.com.